Exhibit 99

For Immediate Release	Contact: Caren S. Epstein
November 29, 2004	(207) 885-3132

News Release

HANNAFORD BROS. CO. COMPLETES PURCHASE OF VICTORY SUPER

MARKETS

Regional supermarket chain expands in Massachusetts

(SCARBOROUGH, ME)—Northeast supermarket retailer Hannaford Bros. Co. today announced that it had completed its purchase of Massachusetts-based Victory Super Markets. Following approval by the Federal Trade Commission, Hannaford assumed ownership of the 19-store Victory chain on November 26, 2004.

“We welcome the Victory associates to our team and look forward to serving our new customers,” said Ronald Hodge, Hannaford President and CEO.

The $175 million purchase price includes 17 stores in central and southeastern Massachusetts and two in southern New Hampshire. Hannaford will begin converting the stores to the Hannaford name in February and expects to have all stores re-bannered by the end of August 2005.

With the acquisition, Hannaford will operate a total of 142 stores in Maine, New York, Massachusetts, New Hampshire, and Vermont. The Victory stores bring Hannaford’s total to 25 in Massachusetts. The company has announced plans to open new stores in Taunton and Easton, Massachusetts.

Hannaford Bros. Co., based in Scarborough, Maine employs more than 24,000 associates. The company is a wholly owned subsidiary of Delhaize America, Inc. which, in turn, is owned by Delhaize Group of Brussels, Belgium. Additional information about the company can be found on its web site www.hannaford.com